Exhibit 99.1

Atlas Energy Solutions Announces First Quarter 2026 Results

Austin, TX – May 4, 2026 – Atlas Energy Solutions Inc. (NYSE: AESI) (“Atlas” or the “Company”) today reported financial and operating results for the first quarter ended March 31, 2026.

First Quarter 2026 Highlights

•
Total revenue of $265.5 million, Net loss of ($47.3) million and Adj. EBITDA of $28.4 million, in-line with previously announced range of $26-30 million
•
Net cash provided by operating activities of $19.0 million and Adj. Free Cash Flow of $3.8 million
•
Executed Global Framework Agreement with Caterpillar Inc. covering 1.4 gigawatts ("GW") of incremental power generation assets through 2030
•
Announced 5-Year Power Purchase Agreement with a subsidiary of an investment-grade technology infrastructure provider for 120 megawatts ("MW") of private generation capacity
•
Completed upsized $450 million private placement of 0.50% convertible notes due 2031 with estimated net proceeds of approximately $386.2 million.
•
Actively evaluating rapidly expanding power opportunity set that is approaching 4 GW of potential opportunities
•
Targeting more than 550 MW of power generation capacity deployed through the first half of 2027

Financial Summary

	Three Months Ended
	March 31, 2026	December 31, 2025	March 31, 2025
	(unaudited, in thousands, except percentages)
Revenue	$265,583	$249,430	$297,591
Net income (loss)	$(47,264)	$(22,244)	$1,219
Net Income (loss) Margin	(18%)	(9%)	0%
Adjusted EBITDA (1)	$28,402	$36,744	$74,291
Adjusted EBITDA Margin (1)	11%	15%	25%
Net cash provided by (used in) operating activities	$18,996	$3,707	$(7,450)
Adjusted Free Cash Flow (1)	$3,778	$22,393	$58,758
Adjusted Free Cash Flow Margin (1)	1%	9%	20%
(1)
Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted Free Cash Flow, and Adjusted Free Cash Flow Margin are non-GAAP financials measures. See Non-GAAP Financial Measures for a discussion of these measures and a reconciliation of these measures to our most directly comparable financial measures calculated and presented in accordance with GAAP.

John Turner, President & CEO, commented, “Our first quarter results were impacted by higher plant operating costs. Following severe winter weather in January that disrupted West Texas oilfield activity, Atlas incurred expenses related to maintenance activities at its flagship Kermit facility beyond its original expectations. We saw a reduction in those higher costs as the quarter progressed and expect improved plant operating costs in the second quarter. With the underlying commodity macro environment having improved rapidly over the course of the first quarter, Atlas remains effectively sold out for the second quarter and expects volumes to remain elevated for the remainder of 2026.

The recently executed incremental 1.4 GW Global Framework Agreement with Caterpillar Inc. elevated Atlas’s commercial opportunities almost immediately. With power generating equipment already in short supply, having access to a portfolio of large load, power dense natural gas reciprocating generator sets that are in high demand, has put Atlas in the driver seat for opportunities with customers that were previously unattainable due to lack of visibility on equipment. Atlas has elevated its opportunity set from medium sized Industrial opportunities to now squarely in the crosshairs for data center deployments.

On April 1, Atlas announced our first behind-the-meter 5-year power purchase agreement for 120 MW, with a subsidiary of an investment-grade technology infrastructure provider. In sum, Atlas is now positioned to meaningfully grow the power business from total expected deployments of 550 MW next year to approximately 2 GW by the end of the decade, which would completely transform the cash flows of the company and create meaningful value to our stakeholders.”

Bud Brigham, Executive Chairman, said, “I have never been more excited about the opportunity we are currently facing than what is occurring in the power markets across the United States. Our first contract along with the exciting Global Framework Agreement that we signed recently with CAT is a clear sign that we plan to position Atlas to be a leading provider of private power. We now have surety of supply and scale to become a critical player in the fast-evolving private grid space. We are just now making our presence known to both investors and to customers who are facing grid constraints across Texas and the United States.”

First Quarter 2026 Financial Results

First quarter 2026 total revenue increased $16.1 million, or 6.5% when compared to the fourth quarter of 2025, to $265.5 million. Product revenue increased by $3.7 million, or 3.5% when compared to the fourth quarter of 2025, to $108.9 million. Product revenue includes $105.6 million in proppant sales and $3.3 million in power equipment sales. First quarter 2026 proppant product sales volumes were 5.7 million tons, or approximately 7.5% more than levels in the fourth quarter of 2025, which does not include approximately 130 thousand tons of third-party sand purchased to meet customer obligations. Service revenue increased $13.0 million, or 10.3% when compared to the fourth quarter of 2025, to $139.1 million. First quarter 2026 rental revenue decreased $0.6 million, or (3.3%) when compared to fourth quarter of 2025, to $17.5 million.

First quarter 2026 cost of sales (excluding depreciation, depletion and accretion expense) (“cost of sales”) increased by $26.7 million, or 14.3% when compared to the fourth quarter of 2025, to $214.0 million. Cost of sales consisted of $74.7 million of proppant plant operating costs, $2.1 million from power equipment costs, $127.0 million related to service costs, $5.9 million related to rental costs and $4.3 million in royalties.

Selling, general and administrative expenses for the first quarter of 2026 increased by $2.0 million when compared to the fourth quarter of 2025, to $35.7 million or 5.9%.

Net (loss) for the first quarter of 2026 was ($47.3) million, and Adjusted EBITDA for the first quarter of 2026 was $28.4 million.

Liquidity, Capital Expenditures and Other

As of March 31, 2026, the Company’s total liquidity was $89.5 million, which was comprised of $39.8 million in cash and cash equivalents, and $49.7 million of availability under the Company’s 2023 ABL Credit Facility.

Future Guidance

The Company is providing financial guidance for the second quarter of 2026. Guidance is based on current outlook and plans and is subject to a number of known and unknown uncertainties and risks and constitutes a “forward-looking statement” within the meaning of Section 21E of the Securities Exchange Act of 1934 as further described under the Cautionary Statement below. Actual results may differ materially from the guidance set forth below.

For the second quarter, higher sales volume and improved margin flow-through in sand and logistics, combined with meaningfully increased power contribution, are expected to result in sequentially improved financial results with Adjusted EBITDA expected to total approximately $50 million.

Conference Call Information

The Company will host a conference call to discuss financial and operational results on May 5, 2026 at 9:00am Central Time (10:00am Eastern Time). Individuals wishing to participate in the conference call should dial (877) 407-4133. A live webcast will be available at https://ir.atlas.energy/. Please access the webcast or dial in for the call at least 10 minutes ahead of the start time to ensure a proper connection. An archived version of the conference call will be available on the Company’s website shortly after the conclusion of the call.

About Atlas Energy Solutions

Atlas Energy Solutions Inc. (NYSE: AESI) is a leading solutions provider to the energy industry. Atlas’s portfolio of offerings includes oilfield logistics, distributed power systems, and the largest proppant supply network in the Permian Basin. With a focus on leveraging technology, automation, and remote operations to enhance efficiencies, Atlas is centered on a core mission of improving human access to the hydrocarbons that power our lives and, by doing so, maximizing value creation for our shareholders.

Cautionary Statement Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Statements that are predictive or prospective in nature, that depend upon or refer to future events or conditions or that include the words “may,” “assume,” “forecast,” “position,” “strategy,” “potential,” “continue,” “could,” “will,” “plan,” “project,” “budget,” “predict,” “pursue,” “target,” “seek,” “objective,” “believe,” “expect,” “anticipate,” “intend,” “estimate” and other expressions that are predictions of or indicate future events and trends and that do not relate to historical matters identify forward-looking statements. Examples of forward-looking statements include, but are not limited to statements regarding: expectations regarding the leverage profile, including our convertible notes, and expectations of Atlas, our Executed Global Framework Agreement with Caterpillar Inc., our plans and expectations regarding our stock repurchase program; expected expansion and growth opportunities in Atlas’s power business, including our ability to enter into and execute on behind-the-meter power purchase agreements, long-term power segment, our business strategy, industry, future operations and profitability, expected capital expenditures and the impact of such expenditures on our performance, statements about our financial position, production, revenues and losses, our capital programs, management changes, current and potential future long-term contracts and our future business and financial performance.

Although forward-looking statements reflect our good faith beliefs at the time they are made, we caution you that these forward-looking statements are subject to a number of risks and uncertainties, most of which are difficult to predict and many of which are beyond our control. These risks include but are not limited to: limitations on our financial flexibility due to our existing and any future indebtedness; our ability to successfully execute our share repurchase program or implement future share repurchase programs; higher than expected costs to operate our proppant production and processing facilities or the Dune Express; the amount of proppant we are able to produce, which could be adversely affected by, among other things, operating difficulties and unusual or unfavorable geologic conditions; the volume of proppant we are able to sell and our ability to enter into supply contracts for our proppant on acceptable terms; the prices we are able to charge, and the margins we are able to realize, from our sales of proppant, logistics services, or mobile power generation; hazards customary to the operation of power generation facilities, including transporting, storing and handling fuel, operating industrial, electrical and other equipment, and connecting to high voltage transmission and distribution systems; the demand for and price of proppant and power generation, particularly in the Permian Basin; the success of our electric dredging transition efforts; fluctuations in the demand for certain grades of proppant; the domestic and foreign supply of and demand for oil and natural gas; the effects of actions by, or disputes among or between, members of OPEC+ with respect to production levels or other matters related to the prices of oil and natural gas; changes in the price and availability of natural gas, diesel fuel or electricity that we use as fuel sources for our proppant production facilities and related equipment; development of alternative power generation technologies or changes in the availability of grid power that would reduce the need for mobile power supply, particularly in the Permian Basin; customer concentration, the potential for future consolidation amongst current or potential customers and the possibility that customers may not continue to outsource their power system needs, which could affect demand for our products and services, especially in the power generation industry; the availability of capital and our liquidity; the level of competition from other companies; pending legal or environmental matters; changes in laws and regulations (or the interpretation thereof) or increased public scrutiny related to the proppant production and oil and natural gas industries, silica dust exposure or the environment; facility shutdowns in response to environmental regulatory actions; technical difficulties or failures; liability or operational disruptions due to pit-wall or pond failure, environmental hazards, fires, explosions, chemical mishandling or other industrial accidents; unanticipated ground, grade or water conditions; inability to obtain government approvals or acquire or maintain necessary permits or mining, access or water rights; changes in the price and availability of transportation services; inability of our customers to take delivery; difficulty collecting on accounts receivable; the level of completion activity in the oil and natural gas industry; inability to obtain necessary proppant production or power generation equipment or replacement parts; the amount of water available for processing proppant; any planned or future expansion projects or capital expenditures; our ability to finance equipment, working capital and capital expenditures; inability to successfully grow organically, including through future land acquisitions; inaccuracies in estimates of volumes and qualities of our frac sand reserves; failure to meet our minimum delivery requirements under our supply agreements; material nonpayment or nonperformance by any of our significant customers; development of either effective alternative proppants or new processes that replace hydraulic fracturing; our ability to borrow funds and access the capital markets; our ability to comply with covenants contained in our debt instruments; the potential deterioration of our customers’ financial condition, including defaults resulting from actual or potential insolvencies; changes in tariffs, trade barriers, price and exchange controls and other regulatory requirements, including such changes that may be implemented by U.S. and foreign governments; volatility in political, legal and regulatory environments; changes in global political or economic conditions, including sustained inflation as well as financial market instability or disruptions to the banking system due to bank failures, both generally and in the markets we serve; the impact of geopolitical developments and tensions, war and uncertainty in oil-producing countries (including the invasion of Ukraine by Russia, geopolitical developments involving Iran and disruptions to shipping through the Strait of Hormuz, continued instability in the Middle East, the recent events in Venezuela and any related political or economic responses and counter-responses or otherwise by various global actors or the general effect on the global economy); health epidemics, such as the COVID-19 pandemic, natural disasters or inclement or hazardous weather conditions, including but not limited to cold weather, droughts, flooding, tornadoes and the physical impacts of climate change; physical, electronic and cybersecurity breaches; the effects of litigation; plans, objectives, expectations and intentions described in this press release that are not historical; and other factors discussed or referenced in our filings made from time to time with the U.S. Securities and Exchange Commission (“SEC”), including those discussed under the heading “Risk Factors” in our Annual Report on Form 10-K, filed with the SEC on February 24, 2026 and any subsequently filed Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.

Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date hereof. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law.

Investor Contact

Kyle Turlington

5918 W Courtyard Drive, Suite #500
Austin, Texas 78730
United States
T: 512-220-1200
IR@atlas.energy

Atlas Energy Solutions Inc.

Condensed Consolidated Statements of Income

(unaudited, in thousands, except per share data)

	Three Months Ended
	March 31, 2026	December 31, 2025	March 31, 2025

Product revenue	$108,940	$105,173	$139,645
Service revenue	139,113	126,167	150,609
Rental revenue	17,530	18,090	7,337
Total revenue	265,583	249,430	297,591
Cost of sales (excluding depreciation, depletion and accretion expense)	214,025	187,298	206,063
Depreciation, depletion and accretion expense	45,226	41,896	37,000
Gross profit	6,332	20,236	54,528
Selling, general and administrative expense (including stock-based compensation expense of $8,442, $9,075, and $6,518, respectively)	35,746	33,724	34,412
Credit loss expense	17	571	—
Amortization expense of acquired intangible assets	6,371	6,414	4,785
Change in fair value of contingent consideration	—	(3,360)	—
Insurance recovery (gain)	(3,326)	(2,217)	—
Operating income (loss)	(32,476)	(14,896)	15,331
Interest (expense), net	(15,784)	(16,110)	(12,078)
Other income (expense), net	486	101	259
Income (loss) before income taxes	(47,774)	(30,905)	3,512
Income tax expense (benefit)	(510)	(8,661)	2,293
Net income (loss)	$(47,264)	$(22,244)	$1,219

Net income (loss) per common share
Basic	$(0.38)	$(0.18)	$0.01
Diluted	$(0.38)	$(0.18)	$0.01
Weighted average common shares outstanding
Basic	124,626	124,019	118,245
Diluted	124,626	124,019	119,747

Atlas Energy Solutions Inc.

Condensed Consolidated Statements of Cash Flows

(unaudited, in thousands)

	Three Months Ended
	March 31, 2026	December 31, 2025	March 31, 2025

Operating activities:
Net income (loss)	$(47,264)	$(22,244)	$1,219
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation, depletion and accretion expense	46,883	43,430	38,264
Amortization expense of acquired intangible assets	6,371	6,414	4,785
Amortization of debt discount	1,057	1,781	1,109
Amortization of deferred financing costs	97	102	106
Change in fair value of contingent consideration	—	(3,360)	—
Stock-based compensation	8,442	9,075	6,518
Gain on sales of power equipment	(1,284)	—	—
Deferred income tax	(5,127)	(6,665)	1,379
Credit loss expense	17	571	—
Other	(51)	2,301	(122)
Changes in operating assets and liabilities:	9,855	(27,698)	(60,708)
Net cash provided by (used in) operating activities	18,996	3,707	(7,450)

Investing activities:
Purchases of property, plant and equipment	(29,275)	(21,808)	(52,389)
Proceeds from sales of power equipment	3,336	—	—
Proceeds from insurance recovery	3,326	2,217	5,398
Acquisition, net of cash acquired	—	—	(181,511)
Net cash used in investing activities	(22,613)	(19,591)	(228,502)

Financing Activities:
Proceeds from ABL credit facility	25,000	25,000	—
Principal payments on term loan borrowings	(5,190)	(3,259)	(4,725)
Payment on Deferred Cash Consideration Note	(11,085)	—	(101,252)
Payments under finance leases	(2,134)	(1,340)	(959)
Repayment of equipment finance notes	(2,599)	(1,804)	(841)
Taxes withheld on vesting equity awards	(1,227)	(1,295)	(595)
Proceeds from equity offering, net of issuance costs	—	—	253,070
Proceeds from term loan borrowings	—	(2,000)	188,805
Payment on ABL credit facility	—	—	(70,000)
Dividends	—	—	(30,435)
Issuance costs associated with debt financing	—	(135)	(146)
Net cash provided by financing activities	2,765	15,167	232,922
Net increase (decrease) in cash and cash equivalents	(852)	(717)	(3,030)
Cash and cash equivalents, beginning of period	40,632	41,349	71,704
Cash and cash equivalents, end of period	$39,780	$40,632	$68,674

Atlas Energy Solutions Inc.

Condensed Consolidated Balance Sheets

(in thousands)

	As of	As of
	March 31, 2026	December 31, 2025
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$39,780	$40,632
Accounts receivable, including related parties, net	208,381	180,783
Inventories, prepaid expenses and other current assets	87,736	86,099
Total current assets	335,897	307,514
Property, plant and equipment, net	1,561,601	1,540,813
Right-of-use assets	70,793	43,783
Goodwill	152,903	152,903
Intangible assets	176,283	182,238
Other long-term assets	1,101	1,177
Total assets	$2,298,578	$2,228,428
Liabilities and stockholders' equity
Current liabilities:
Accounts payable, including related parties	101,039	69,203
Accrued liabilities and other current liabilities	119,446	101,180
Current portion of long-term debt	65,632	40,681
Total current liabilities	286,117	211,064
Long-term debt, net of discount and deferred financing costs	557,040	538,240
Deferred tax liabilities	216,496	221,622
Other long-term liabilities	70,050	48,578
Total liabilities	1,129,703	1,019,504
Total stockholders' equity	1,168,875	1,208,924
Total liabilities and stockholders’ equity	$2,298,578	$2,228,428

Non-GAAP Financial Measures

Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted Free Cash Flow, Adjusted Free Cash Flow Margin, Adjusted Free Cash Flow Conversion, Maintenance Capital Expenditures and Adjusted Cash SG&A are non-GAAP supplemental financial measures used by our management and by external users of our financial statements such as investors, research analysts and others, in the case of Adjusted EBITDA, to assess our consolidated operating performance on a consistent basis across periods by removing the effects of development activities, provide views on capital resources available to organically fund growth projects and, in the case of Adjusted Free Cash Flow, assess the financial performance of our assets and their ability to sustain dividends or reinvest to organically fund growth projects over the long term without regard to financing methods, capital structure, or historical cost basis.

These measures do not represent and should not be considered alternatives to, or more meaningful than, net income, income from operations, net cash provided by operating activities or any other measure of financial performance presented in accordance with GAAP as measures of our financial performance. Adjusted EBITDA and Adjusted Free Cash Flow have important limitations as analytical tools because they exclude some but not all items that affect net income, the most directly comparable GAAP financial measure. Our computation of Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted Free Cash Flow, Adjusted Free Cash Flow Margin, Adjusted Free Cash Flow Conversion, Maintenance Capital Expenditures and Adjusted Cash SG&A may differ from computations of similarly titled measures of other companies.

Non-GAAP Measure Definitions:

•
We define Adjusted EBITDA as net income before depreciation, depletion and accretion, amortization expense of acquired intangible assets, interest expense, income tax expense, stock and unit-based compensation, loss on extinguishment of debt, loss on disposal of assets, insurance recovery (gain), unrealized commodity derivative gain (loss), other acquisition related costs, and other non-recurring costs. Management believes Adjusted EBITDA is useful because it allows management to more effectively evaluate the Company’s consolidated operating performance and compare the results of its operations from period to period and against our peers without regard to financing method or capital structure. We exclude the items listed above from net income in arriving at Adjusted EBITDA because these amounts can vary substantially from company to company within our industry depending upon accounting methods and book values of assets, capital structures and the method by which the assets were acquired. Certain prior period non-recurring costs of goods sold are now included as an add-back to adjusted EBITDA in order to conform to the current period presentation and to more accurately describe the Company’s consolidated operating performance and results period over period.
•
We define Adjusted EBITDA Margin as Adjusted EBITDA divided by total revenue.
•
We define Adjusted Free Cash Flow as Adjusted EBITDA less Maintenance Capital Expenditures. Management believes that Adjusted Free Cash Flow is useful to investors as it provides a measure of the ability of our business to generate cash.
•
We define Adjusted Free Cash Flow Margin as Adjusted Free Cash Flow divided by total revenue.
•
We define Adjusted Free Cash Flow Conversion as Adjusted Free Cash Flow divided by Adjusted EBITDA.
•
We define Maintenance Capital Expenditures as capital expenditures excluding growth capital expenditures, reconstruction of previously incurred growth capital expenditures, equipment assets acquired through debt, and asset retirement obligations. Certain prior period equipment assets acquired through debt and asset retirement obligations have been removed from capital expenditures in order to conform to the current period presentation and to more accurately describe the Company’s consolidated operating performance and results period-over-period.
•
We define Adjusted Cash SG&A as selling, general and administrative expenses (“SG&A”) less stock-based compensation, depreciation in SG&A, non-recurring transaction expenses, and certain litigation expenses, net of insurance reimbursements.

Atlas Energy Solutions Inc. – Supplemental Information

Reconciliation of Adjusted EBITDA and Adjusted Free Cash Flow to Net Income

(unaudited, in thousands)

	Three Months Ended
	March 31, 2026	December 31, 2025	March 31, 2025
Net income (loss)	$(47,264)	$(22,244)	$1,219
Depreciation, depletion and accretion expense	46,883	43,430	38,264
Amortization expense of acquired intangible assets	6,371	6,414	4,785
Interest expense	15,914	16,214	13,046
Income tax expense (benefit)	(510)	(8,661)	2,293
EBITDA	$21,394	$35,153	$59,607
Stock-based compensation	8,442	9,075	6,518
Insurance recovery (gain) (1)	(3,326)	(2,217)	—
Other non-recurring costs (2)	1,750	1,048	849
Other acquisition related costs (3)	142	(6,315)	7,317
Adjusted EBITDA	$28,402	$36,744	$74,291
Maintenance Capital Expenditures (4)	$24,624	$14,351	$15,533
Adjusted Free Cash Flow	$3,778	$22,393	$58,758

Atlas Energy Solutions Inc. – Supplemental Information

Reconciliation of Adjusted Free Cash Flow to Net Cash Provided by Operating Activities

(unaudited, in thousands, except percentages)

	Three Months Ended
	March 31, 2026	December 31, 2025	March 31, 2025
Net cash provided by (used in) operating activities	$18,996	$3,707	$(7,450)
Current income tax expense (benefit) (4)	4,617	(1,996)	914
Change in operating assets and liabilities	(9,855)	27,698	60,708
Cash interest expense (4)	14,760	14,331	11,831
Maintenance capital expenditures (4)	(24,624)	(14,351)	(15,533)
Gain on sales of power equipment	1,284	—	—
Credit loss expense	(17)	(571)	—
Change in fair value of contingent consideration	—	3,360	—
Other non-recurring costs (2)	1,750	1,048	849
Other acquisition related costs (3)	142	(6,315)	7,317
Insurance recovery (gain) (1)	(3,326)	(2,217)	—
Other	51	(2,301)	122
Adjusted Free Cash Flow	$3,778	$22,393	$58,758
Adjusted EBITDA Margin	11%	15%	25%
Adjusted Free Cash Flow Margin	1%	9%	20%
Adjusted Free Cash Flow Conversion	13%	61%	79%
(1)
Represents insurance recovery (gain) related to the dredge mining assets at the Kermit facility.
(2)
Other non-recurring costs includes costs incurred during our 2025 Term Loan Credit Facility transaction and other infrequent and unusual costs.
(3)
Represents transactions costs incurred in connection with acquisitions, including fees paid to finance, legal, accounting and other advisors, employee retention and benefit costs, and other operational and corporate costs.
(4)
A reconciliation of these items used to calculate Adjusted Free Cash Flow to comparable GAAP measures is included below.

Atlas Energy Solutions Inc. – Supplemental Information

Reconciliation of Maintenance Capital Expenditures to Purchase of Property, Plant and Equipment

(unaudited, in thousands)

	Three Months Ended
	March 31, 2026	December 31, 2025	March 31, 2025
Maintenance Capital Expenditures, accrual basis reconciliation:
Purchases of property, plant and equipment	$29,275	$21,808	$52,389
Changes in operating assets and liabilities associated with investing activities, equipment assets acquired through debt, and asset retirement obligations (1)	37,801	2,088	(13,526)
Less: Equipment assets acquired through debt and asset retirement obligations	(35,470)	(4,422)	(3,374)
Less: Growth capital expenditures and reconstruction of previously incurred growth capital expenditures	(6,982)	(5,123)	(19,956)
Maintenance Capital Expenditures, accrual basis	$24,624	$14,351	$15,533

(1)
Positive working capital changes reflect capital expenditures in the current period that will be paid in a future period. Negative working capital changes reflect capital expenditures incurred in a prior period but paid during the period presented. In addition, this amount includes equipment assets acquired through debt and asset retirement obligations.

Atlas Energy Solutions Inc. – Supplemental Information

Reconciliation of Current Income Tax Expense to Income Tax Expense

(unaudited, in thousands)

	Three Months Ended
	March 31, 2026	December 31, 2025	March 31, 2025
Current tax expense reconciliation:
Income tax expense (benefit)	$(510)	$(8,661)	$2,293
Less: deferred tax expense	5,127	6,665	(1,379)
Current income tax expense (benefit)	$4,617	$(1,996)	$914

Atlas Energy Solutions Inc. – Supplemental Information

Cash Interest Expense to Interest Expense, Net

(unaudited, in thousands)

	Three Months Ended
	March 31, 2026	December 31, 2025	March 31, 2025
Cash interest expense reconciliation:
Interest expense, net	$15,784	$16,110	$12,078
Less: Amortization of debt discount	(1,057)	(1,781)	(1,109)
Less: Amortization of deferred financing costs	(97)	(102)	(106)
Less: Interest income	130	104	968
Cash interest expense	$14,760	$14,331	$11,831

Atlas Energy Solutions Inc. – Supplemental Information

SG&A to Adjusted Cash SG&A

(unaudited, in thousands)

	Three Months Ended
	March 31, 2026	December 31, 2025	March 31, 2025
Selling, general and administrative expense	$35,746	$33,724	$34,412
Less: Stock-based compensation expense	8,442	9,075	6,518
Less: Depreciation expense recognized in selling, general and administrative expense	1,656	1,535	1,267
Less: Non-recurring transaction expenses (1)	1,892	(1,907)	8,166
Less: Litigation expenses, net of insurance reimbursements	413	3,127	386
Adjusted Cash SG&A	$23,343	$21,894	$18,075

(1)
Represents other non-recurring costs and other acquisition related costs recorded in SG&A.